Exhibit 10.21

AMENDMENT TO
MANAGEMENT RETENTION AGREEMENT

          WHEREAS, Stratos International, Inc., a Delaware corporation (the “Corporation”) and James W. McGinley (“Executive”) entered into a Management Retention Agreement on or about October 17, 2002, as amended (the “Agreement”);

          WHEREAS, the Corporation and the Executive wish to amend the Agreement as set forth below; and

          WHEREAS, Section 9(b) of the Agreement provides that it can be amended at any time by a written agreement executed by the Executive and an authorized officer of the Corporation.

          NOW, THEREFORE, BE IT RESOLVED, that the Agreement be and it hereby is amended as follows, effective immediately:

          1. The introductory language to Section 3(a) of the Agreement is hereby amended and restated to add a new clause (iii), to read as follows:

“If, within thirty-six (36) months following a Change of Control, Executive’s employment is terminated: (i) involuntarily by the Company other than for Cause, death or Disability, (ii) voluntarily by Executive for Good Reason, or (iii) by Executive for any reason (or no reason) at any time after the earlier of (A) the substantial conclusion of the Company’s exploration of various strategic alternatives to maximize shareholder value, including any sale of the Company or other change of control transaction (as described in the Company’s press release dated May 19, 2004) and (B) January 1, 2005 (provided, however, that if the Company signs a bona fide definitive agreement to effectuate the transactions described in clause (A) before January 1, 2005, then the January 1, 2005 date shall be extended until the closing or termination of such definitive agreement), then Executive shall be entitled to the following benefits:”

2. Section 3(b) is amended and restated to read as follows:

“Except as otherwise provided in Section 3(a), if Executive’s employment terminates by reason of Executive’s voluntary resignation and is not for Good Reason, or if Executive is terminated for Cause, then Executive shall not be entitled to receive severance or other benefits except for those, if any, as may then be established under the Company’s then existing severance and benefits plans or pursuant to other written agreements with the Company.”

3. A new Section 9(i) is hereby added to the Agreement, to read as follows:

"(i) During employment, Executive will continue to endeavor to perform the duties and responsibilities reasonably requested of him by the Board, including facilitating the transaction described in clause (iii)(A) of the introductory language of Section 3(a) and working well with all of the members of the management team. Executive will report to Board and be evaluated like other key executives.”

4. A new Section 9(j) is hereby added to the Agreement, to read as follows:

"(j) Executive agrees that he will resign as a director of the Company promptly upon termination of Executive’s employment by the Company.”

5. A new Section 9(k) is hereby added to the Agreement, to read as follows:

"(l) Executive will not make any disclosure, issue any public statements or otherwise cause to be disclosed any information which is designed, intended, or is reasonably anticipated to disparage the Company or the Company’s officers, directors, employees, business or prospects. The provisions of this Section 9(k) shall not be deemed to prohibit Executive from competing with the Company to the extent Executive is not prohibited from competing with the Company pursuant to Section 11 of this Agreement. The Company will not make, and will not permit its officers, directors or employees to make, any disclosure, issue any public statements or otherwise cause to be disclosed any information which is designed, intended or is reasonably anticipated to disparage Executive or Executive’s performance during the period Executive was employed by the Company. The foregoing provisions of this Section 9(k) shall not apply in any litigation or dispute resolution procedure selected or utilized by either party.”

6. A new Section 10 is hereby added to the Agreement, to read as follows:

“10. Release.

          (a) Definition of Released Subject Matters. The term “Released Subject Matters” means and includes any and all matters relating or pertaining to or arising out of any agreement, arrangement, understanding or relationship between Executive and the Company, including specifically, but not by way of limitation, matters which may arise at common law, whether negligent or intentional, or under federal, state or local statutes, including without limitation the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, applicable civil rights acts and applicable labor and employment statutes; provided, that the term Released Subject Matters shall not include the obligations imposed by this Agreement, any matters arising after the date of this Agreement, and any rights of Executive to indemnification, insurance or exculpation in connection with Executive’s service as a director or officer of the Company.

          (b) Release by the Company. The Company and its successors and assigns hereby irrevocably and unconditionally releases, acquits and forever discharges Executive and his present and former heirs, representatives and attorneys (the “Executive Released Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which have arisen out of, or which may arise with respect to, the Released Subject Matters, including, but not limited to (yet subject to the proviso in Section 10(a) above), claims arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or the violation of any federal, state or other governmental statute, regulation, or ordinance, which the Company and its successors and assigns at any time hereinafter may have, own or hold, or claim to have, own or hold against each or any of the Executive Released Parties.

          (c) Release by Executive. Executive, on behalf of himself, his heirs, successors and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of the Company’s present and former agents, directors, officers, employees, representatives, attorneys, parents and subsidiaries, and all persons acting by, through, under or in concert with the Company (the “Company Released Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which have arisen out of, or which may arise with respect to, the Released Subject Matters, including, but not limited to(yet subject to the proviso in Section 10(a) above), claims arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or the violation of any federal, state or other governmental statute, regulation, or ordinance, which Executive and his heirs, successors or assigns at any time hereinafter may have, own or hold, or claim to have, own or hold against each or any of the Company Released Parties. Executive understands that he is waiving any claims for age discrimination under the ADEA for all claims arising on or prior to the date of this Agreement. Executive understands that he has 21 days to consider this Agreement and if he signs this Agreement before the lapse of the 21 day period, his decision to accept such shortening of time is knowing and voluntary, and without coercion. Executive understands that under the ADEA he has 7 days from the execution of this Agreement to revoke this Agreement and this Agreement will not become effective or enforceable until the 7-day revocation period has expired.

          (d) Covenants Not to Sue. From and after the date of this Agreement, the Company covenants not to institute, either on its own behalf or on behalf of any other person or entity, any action or suit at law or in equity, nor to institute, to prosecute or in any way to aid in the institution or prosecution of any claim, demand, action, or cause of action for damages, costs, expenses, or compensation for or on account of any damage, loss or injury either to person or property, or both, whether developed or undeveloped, resulting or to result, known or unknown, past, present or future, against the Executive Released Parties arising out of the Released Subject Matters. From and after the date of this Agreement, Executive covenants not to institute, either in his individual capacity or on behalf of any other person or entity, any action or suit at law or in equity, nor to institute, to prosecute or in any way to aid in the institution or prosecution of any claim, demand, action, or cause of action for damages, costs, expenses, or compensation for or on account of any damage, loss or injury either to person or property, or both, whether developed or undeveloped, resulting or to result, known or unknown, past, present or future, against the Company Released Parties arising out of the Released Subject Matters.”

7. A new Section 11 is hereby added to the Agreement, to read as follows:

“11. Noncompete.

          (a) Noncompete Agreement. Executive acknowledges that the Company conducts a broad and evolving range of businesses and because of the nature of the Company’s businesses, the Company operates on a global basis. Executive also understand that the nature of his duties for the Company exposes him to the Company’s proprietary trade secrets and know-how as well as all information related to the Company’s businesses, strategies, operations, technology, systems, processes, financial affairs, management, and organizational and personnel matters that is not generally known outside of the Company, and that this information is the key to the Company’s competitive advantage. If between August 27, 2004 and January 1, 2005 the Company signs a bona fide definitive agreement to effectuate a Change of Control and such

Change of Control is consummated (whether before or after January 1, 2005), Executive agrees that he will not, directly or indirectly, in any capacity during employment and during the six months following the termination of his employment, within the Geographic Scope, engage in any Competitive Activity. For purposes of this Agreement, “Geographic Scope” means the United States and “Competitive Activity” means the design, development, manufacture and sale of active or passive optical subsystems, optoelectronic subsystems, and Rf microwave and interconnect products to original equipment manufacturers for use in the telecom, enterprise, military and video markets. Executive understands and agrees that the covenants in this Section 11 are an integral component of the consideration for this Agreement, and that, to the extent the provisions of this Section 11 may limit his ability to earn a livelihood in a business similar to the Company’s business for a period of time (which Executive understands may be the case), this limitation is reasonable and necessary to protect the legitimate business interests of the Company.

          (b) General. Executive acknowledges that the scope, location and duration of the restrictions on his activities under this Agreement are reasonable and necessary to protect the legitimate business interests of the Company, and that the Company would not have entered into this Agreement unless Executive agreed to such restrictions. If a court, mediator or arbitration tribunal determines that any provision contained in this Agreement is unenforceable, then the effect of such provision will be limited and restricted so as to permit the provision to be enforceable or, if that is not possible, such provision will be removed from this Agreement. In either case, this Agreement should be interpreted (even if modified) to achieve the intent expressed, and the other provisions of this Agreement will remain in force and unmodified. Because money damages (i.e., damages “at law”) for the breach or threatened breach of Executive’s obligations under this Agreement would be inadequate to properly compensate for losses resulting from my breach, the Company may seek injunctive relief or specific performance or other remedies “in equity” for such a breach or threatened breach, without first being obligated to post any bond or to show actual damages. No equitable remedy will be the exclusive remedy for any breach. In addition, the Company may also obtain any other remedies available at law, in equity or under this Agreement. However, nothing in this Agreement will prevent Executive from defending any claim on its merits. In the event of any dispute relating to this Agreement, Executive consents to the personal jurisdiction of the state and federal courts located in Cook County, Illinois. This Agreement does not negatively affect any rights or protections that the Company may have under statute or common law regarding any matters described in this Agreement.”

8. A new Section 12 is hereby added to the Agreement, to read as follows:

“12. Additional Payments. The Company agrees that, if between August 27, 2004 and January 1, 2005 the Company signs a bona fide definitive agreement to effectuate a Change of Control and consummates such Change of Control (whether before or after January 1, 2005), then within ten (10) days after the consummation of such Change of Control, Executive will receive the amount in cash set forth in the table below:

Price Per Share Received by Company
Stockholders in the Change of Control Transaction	Payment Amount
$5.54 or below	$0
$5.55 to $6.10	$100,000
$6.11 to $6.71	$140,238
$6.72 to $7.38	$184,499
$7.39 to $8.12	$233,186
$8.13 to $8.93	$286,742
$8.94 to $9.82	$345,654
$9.83 to $10.81	$410,457
$10.82 to $11.89	$481,740
$11.90 to $13.08	$560,152
$13.08 to $14.39	$646,404
$14.40 to $15.82	$741,282
$15.83 to $17.41	$845,648
$17.42 to $19.15	$960,450
$19.16 to $21.07	$1,086,733
$21.08 to $23.17	$1,225,643
$23.18 or above	$1,378,445

     All references to this Agreement shall mean the Agreement as amended by this Amendment. The parties hereby agree to all of the provisions of this Amendment. Except as amended hereby, the Agreement does and shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of August 27, 2004.

STRATOS INTERNATIONAL, INC.	EXECUTIVE
By: /s/ David A. Slack Name: David A. Slack Title: Chief Financial Officer	/s/ James W. McGinley James W. McGinley